Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On January 2, 2014 The WhiteWave Foods Company acquired all Earthbound Farm legal entities for approximately $600 million in cash.

The following tables set forth certain unaudited pro forma condensed combined financial data giving effect to The WhiteWave Foods Company’s (“we”, “us”, the “Company”, or “WhiteWave”) acquisition of Earthbound Holdings I, LLC (“Earthbound Farm”).

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013, gives effect to our acquisition of Earthbound Farm as if such acquisition had occurred on January 1, 2013, combining the audited results of WhiteWave and Earthbound Farm for the year ended December 31, 2013. The unaudited pro forma condensed combined balance sheet as of December 31, 2013 gives effect to the Earthbound Farm acquisition as if it had occurred on December 31, 2013, combining the audited balance sheet of WhiteWave and Earthbound Farm as of December 31, 2013. The pro forma statement of operations and the pro forma balance sheet are hereafter collectively referred to as the “Pro Forma Financial Data”. The Pro Forma Financial Data is unaudited and does not purport to represent what the combined results of operations would have been if the Earthbound Farm acquisition had occurred on January 1, 2013, or what those results will be for any future periods, or what the combined balance sheet would have been if the Earthbound Farm acquisition had occurred on December 31, 2013.

The Pro Forma Financial Data is based upon the historical financial statements of WhiteWave and Earthbound Farm and certain adjustments which we believe are reasonable to give effect to the Earthbound Farm acquisition. The pro forma adjustments and Pro Forma Financial Data included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that we believe are reasonable under the circumstances. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed as of January 2, 2014 is considered preliminary and subject to change once WhiteWave receives certain information it believes is necessary to finalize its purchase accounting of Earthbound Farm.

The Pro Forma Financial Data has been compiled from the following sources with the following unaudited adjustments:

•	U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial information for WhiteWave has been derived without adjustments from WhiteWave’s audited consolidated balance sheet and statement of operations as of and for the year ended December 31, 2013, contained in WhiteWave’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2014; and

•	U.S. GAAP financial information for Earthbound Farm has been derived without adjustments from Earthbound Farm’s audited consolidated balance sheet and statement of operations as of and for the year ended December 31, 2013, contained in this Form 8-K/A.

The Pro Forma Financial Data should be read in conjunction with:

•	The accompanying notes to the Pro Forma Financial Data;

•	The audited consolidated financial statements of WhiteWave as of and for the year ended December 31, 2013 and the related notes relating thereto as presented in WhiteWave’s Annual Report on Form 10-K filed with the SEC on February 28, 2014; and

•	The audited consolidated financial statements of Earthbound Farm as of and for the year ended December 31, 2013 and the related notes thereto included in this Form 8-K/A.

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2013

(In thousands, except per share and per share amounts)

	Historical
	WhiteWave	Earthbound	Pro forma		Pro forma
	Foods	Farm	Adjustments		Combined
Net sales	$2,503,487	$533,674	$—		$3,037,161
Net sales to related parties	37,063	—	—		37,063
Transitional sales fees	1,513	—	—		1,513

Total net sales	2,542,063	533,674	—		3,075,737
Cost of sales	1,634,646	437,321	5,342	(b), (g)	2,077,309

Gross profit	907,417	96,353	(5,342)		998,428
Operating expenses:
Selling and distribution	528,233	29,554	—		557,787
General and administrative	197,526	28,395	(3,772	) (a), (b), (d)	222,149
Impairment of intangible asset	—	197	—		197
Gain on assets held for sale	—	(375)	—		(375)
Asset disposal and exit costs	24,226		—		24,226

Total operating expenses	749,985	57,771	(3,772)		803,984

Operating income	157,432	38,582	(1,570)		194,444
Other expense (income):
Interest expense	18,027	28,941	(15,499	) (c)	31,469
Other (income) expense	(3,829)	—	—		(3,829)

Total other expense	14,198	28,941	(15,499)		27,640

Income from continuing operations before income taxes	143,234	9,641	13,929		166,804
Income tax expense	44,193	—	4,875	(e)	49,068

Income from continuing operations	99,041	9,641	9,054		117,736
Net income attributable to noncontrolling interest	—	(43)	43	(n)	—

Income from continuing operations attributable to parent	$99,041	$9,598	$9,097		$117,736

Income per common share
Basic	$0.57				$0.68	(f)
Diluted	$0.57				$0.67	(f)
Weighted average common shares outstanding
Basic	173,120,689				173,120,689	(f)
Diluted	174,581,468				174,581,468	(f)

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(In thousands)

	Historical
	WhiteWave	Earthbound	Pro forma		Pro Forma
	Foods	Farm	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$101,105	$5,639	$—		$106,744
Trade receivables, net of allowance	146,864	38,078	—		184,942
Inventories	158,569	22,658	—		181,227
Deferred income taxes	26,588	—	—		26,588
Prepaid expenses and other current assets	23,095	18,806	(1,207	) (g), (h)	40,694

Total current assets	456,221	85,181	(1,207)		540,195
Property, plant, and equipment, net	659,683	134,951	13,240	(b)	807,874
Identifiable intangible and other assets, net	394,937	172,632	88,119	(a), (g), (i)	655,688
Goodwill	772,343	32,178	190,154	(j)	994,675

Total assets	$2,283,184	$424,942	$290,306		$2,998,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$357,106	$52,691	$10,127	(d), (k)	$419,924
Related party payables	—	3,551	—		3,551
Current portion of debt	15,000	7,384	(1,352	) (k)	21,032
Income taxes payable	14,294	—	—		14,294

Total current liabilities	386,400	63,626	8,775		458,801
Long-term debt	647,650	332,319	301,621	(k)	1,281,590
Deferred income taxes	237,765	—	30,349	(l)	268,114
Other long-term liabilities	49,930	4,620	(4,620	) (b)	49,930

Total liabilities	1,321,745	400,565	336,125		2,058,435
Commitments and contingencies
Shareholders’ equity	961,439	24,377	(45,819	) (m), (n)	939,997

Total Liabilities and Equity	$2,283,184	$424,942	$290,306		$2,998,432

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

The pro forma financial data is based upon the historical financial statements of WhiteWave and Earthbound Farm and certain adjustments which we believe are reasonable to give effect to the Earthbound Farm acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The pro forma financial data included herein was prepared using the acquisition method of accounting for the business combination. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, we believe that the preliminary determination of fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the pro forma financial data provide a reasonable basis for presenting the pro forma effects of the Earthbound Farm acquisition. The final purchase price is subject to adjustment for post-closing working capital adjustments and certain indemnification claims.

(a)	Represents adjustments to the December 31, 2013 unaudited pro forma condensed combined balance sheet to identifiable intangible and other assets, net and adjustments to the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations to general and administrative expense, as follows:

		Weighted Average	Annual
	Estimated Fair	Estimated Useful	Amortization
	Value	Life	Expense
	(in thousands, except years)
Earthbound Farm trade name	$150,700	Indefinite	$—
Non-compete agreements	600	3.0	200
Supplier relationships	12,000	12.5	960
Customer relationships	93,500	17.5	5,343

	256,800		6,503
Less: Earthbound Farm’s historical intangible assets, net, and amortization	(163,776)		(4,554)

Pro forma adjustments	$93,024		$1,949

Adjustments to recognize intangible assets of $256.8 million and to eliminate Earthbound Farm’s historical identified intangibles, net, of approximately $164.0 million, and the related unaudited pro forma condensed combined statement of operations impact resulting from the acquisition. The unaudited pro forma condensed combined statement of operations impact for the adjustment resulted in a net increase to amortization expense, reflected within general and administrative expense, of $1.9 million for the year ended December 31, 2013.

These estimates are preliminary, subject to change, and could vary materially. For each 10% increase in fair value of definite-lived intangibles, the Company would expect an annual increase in amortization expense of approximately $0.7 million, assuming a weighted-average life of approximately 16.9 years.

(b)	Represents adjustments to the December 31, 2013 unaudited pro forma condensed combined balance sheet to plant, property, and equipment, net and adjustments to the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations to cost of sales and general and administrative expense, as follows:

		Weighted Average	Annual
	Estimated Fair	Estimated Useful	Depreciation
	Value	Life	Expense
	(in thousands, except years)
Land	$10,330	—	$—
Buildings and improvements	75,605	13.0	5,811
Vehicles	2,889	6.6	438
Machinery and equipment	56,348	4.1	13,764
Software and hardware	1,762	3.0	587
Other	1,257	5.1	245

	148,191		20,845
Less: Earthbound Farm’s historical fixed assets, net, and depreciation	(134,951)		(17,671)

Pro forma adjustments	$13,240		$3,174

Adjustment to recognize fixed assets of $148.2 million and to eliminate Earthbound Farm’s historical fixed assets, net, of approximately $135.0 million, and the related unaudited pro forma condensed combined statement of operations impact resulting from the acquisition. The unaudited pro forma condensed combined statement of operations impact for the adjustment resulted in a net increase to depreciation expense reflected for the year ended December 31, 2013, as follows:

Year ended
December 31,
2013
(in thousands)
Historical depreciation
Cost of sales	$(16,275)
General and administrative	(1,396)

$(17,671)

Depreciation associated with the fair value of property, plant, and equipment, net
Cost of sales	$19,198
General and administrative	1,647

$20,845

Pro forma depreciation adjustment
Cost of sales	$2,923
General and administrative	251

$3,174

These estimates are preliminary, subject to change, and could vary materially. For each 10% increase in fair value of definite-lived fixed assets, the Company would expect an annual increase in depreciation expense of approximately $2.1 million, assuming a weighted-average life for depreciable fixed assets of approximately 9.6 years.

Adjustment to remove the historical Earthbound Farm deferred gain on a sale-leaseback transaction of $4.6 million, which is eliminated in purchase accounting, included in other long-term liabilities, and the related unaudited pro forma condensed combined statement of operations impact to remove the amortization of this gain in the year ended December 31, 2013 of $0.1 million included as a reduction in cost of sales.

(c)	In conjunction with the January 2, 2014 acquisition of Earthbound Farm, WhiteWave entered into an agreement to establish a new incremental seven-year term loan A-3 facility in an aggregate principal amount of $500.0 million. Also in conjunction with the acquisition of Earthbound Farm, WhiteWave obtained additional borrowings of $117.3 million through the Company’s existing revolving credit facility. WhiteWave used the proceeds of the debt to fund the acquisition of Earthbound Farm and related transaction costs.

Represents adjustments to reflect:

i.	Recognition of interest expense attributable to borrowings of $500.0 million under WhiteWave’s new A-3 Term Loan, borrowings of $117.3 million under WhiteWave’s existing revolving credit facility

ii.	Amortization of deferred costs attributable to WhiteWave’s new term loan

iii.	Removal of interest expense related to the historical debt of Earthbound Farm paid off in connection with the acquisition

iv.	Removal of commitment fees for the unused portion of WhiteWave’s revolving credit facility

The following table sets forth the principal outstanding, interest rate, and maturity for each component of the acquisition-related debt:

		Weighted	Weighted
		Average Interest	Average Term of
	Principal	Rate	Debt
	(in thousands, except percentages and years)
Term Loan A-3	$500,000	2.16%	7 years
Revolving Credit Facility	117,326	1.66%	5 years

Total	$617,326

Loans under the term loan A-3 facility bear interest at a floating rate of LIBOR plus 2.0%. The interest rate applicable for the revolving credit facility is a floating rate of LIBOR plus 1.50%. For purposes of the unaudited pro forma condensed combined statement of operations, we have assumed that the outstanding borrowings under the term loan A-3 and the revolving credit facility bear interest at a rate of 2.16% and 1.66%, respectively, and that the commitment fee on the revolving credit facility is at a rate of 0.30% of the unused portion.

In conjunction with the acquisition, Earthbound Farm paid off the majority of its historical debt on January 2, 2014. The following table summarizes the adjustments in the unaudited pro forma condensed combined statement of operations to reflect the adjustments to interest expense related to paying off the majority of Earthbound Farm’s historical debt:

	Year ended December 31, 2013
		Deferred
		Financing Costs
	Interest Expense	Amortization	Total
		(in thousands)
Term Loan A-3	$10,824	$470	$11,294
Revolving Credit Facility	1,953	—	1,953
Revolving Credit Facility unused commitment fee	(345)	—	(345)
Less: Historical Earthbound Farm debt	(27,375)	(1,026)	(28,401)

Total	$(14,943)	$(556)	$(15,499)

Deferred financing costs attributable to the new term loan are being amortized using the straight-line method, which approximates the effective interest method, over the life of the loan.

A change of one-eighth of 1.00% (12.5 basis points) in the interest rate associated with the floating rate borrowings would result in additional annual interest expense of approximately $0.8 million (in the case of an increase in the rate) or reduced annual interest expense of approximately $0.8 million (in the case of a decrease in the rate).

(d)	WhiteWave incurred approximately $9.4 million of acquisition-related costs. Of these costs, approximately $3.3 million had been incurred by WhiteWave through December 31, 2013, and approximately $6.1 million were incurred subsequent to that date. Earthbound Farm also incurred approximately $2.7 million of acquisition-related costs through December 31, 2013, and approximately $10.0 million were incurred subsequent to that date.

Removal of the costs incurred prior to January 1, 2014 of approximately $6.0 million have been included as an adjustment to the pro forma statement of operations for the year ended December 31, 2013, as these costs are considered non-recurring. These costs have not been adjusted from the pro forma balance sheet, as they have a permanent impact on retained earnings. For the same reason, the costs incurred subsequent to January 1, 2014 of approximately $16.1 million, of which $5.0 million were settled in cash and $11.1 million were accrued, have been charged directly to retained earnings in the pro forma balance sheet as of December 31, 2013.

(e)	For purposes of the unaudited pro forma condensed combined financial data, the applicable federal statutory tax rate of 35% has been used. This rate does not reflect the Company’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the Company.

(f)	The number of shares used to compute pro forma earnings per share – basic and diluted for the year ended December 31, 2013 have been calculated using the same weighted average number of common shares outstanding used by WhiteWave in its earnings per share calculation in WhiteWave’s Annual Report on Form 10-K filed with the SEC on February 28, 2014, as no shares were exchanged or issued in connection with the acquisition.

(g)	Represents adjustment to conform accounting policies as of and for the year ended December 31, 2013, related to not capitalizing certain assets in accordance with WhiteWave’s accounting policies, as follows:

(in thousands)
Prepaid and other current assets	(2,086)
Identifiable intangible and other assets, net	(3,700)

Total	$(5,786)

The cumulative effect of these adjustments is a decrease of approximately $2.1 million of prepaid and other current assets and a decrease of approximately $3.7 million of identifiable intangible and other assets, net, on the unaudited pro forma condensed combined balance sheet as of December 31, 2013. The adjustment also results in an increase of approximately $2.4 million of cost of goods sold, representing the expense to acquire the assets net of any historical depreciation, on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013.

(h)	Represents an adjustment to the unaudited pro forma condensed combined balance sheet to record tax indemnity assets related to non-income based taxes of approximately $0.9 million recognized in purchase accounting.

(i)	Represents an adjustment to the unaudited pro forma condensed combined balance sheet in identifiable intangible and other assets, net, as of December 31, 2013 to:

i.	Record the deferred financing costs of approximately $3.3 million recognized in conjunction with the new borrowings used to fund the acquisition of Earthbound Farm

ii.	Remove the historical deferred financing costs of approximately $4.5 million related to the historical debt of Earthbound Farm not assumed in the acquisition

(j)	The unaudited pro forma condensed combined financial data reflects the acquisition of Earthbound Farm.

The computation of the estimated purchase price, excess of purchase price over the value of net assets acquired, and the resulting net adjustment to goodwill as of December 31, 2013 are as follows:

As of
December 31, 2013
(in thousands)
Book value of historical net assets	$24,377

Net book value of net assets acquired
Less: Goodwill acquired	(32,178)
Less: Intangible assets acquired	(163,776)
Less: Write-off of Earthbound deferred financing costs	(4,498)
Less: Debt paid off in conjunction with transaction	318,019
Add: NCI acquired	(453)

Net tangible book value of net assets acquired	141,491
Estimate of consideration expected to be transferred:	618,447
Less: WhiteWave deferred financing costs	(3,293)
Less: WhiteWave transaction expenses	(6,141)

Adjusted estimate of consideration expected to be transferred:	609,013
Excess purchase price over net assets acquired (book value)	467,522
Fair value adjustments
Less: Estimated value of identifiable intangible assets	(256,800)
Less: Estimated increase in value of fixed assets	(13,240)
Less: Historical deferred gain on sale-leaseback	(4,620)
Less: Estimated value of indemnity asset	(879)
Add: Deferred tax liabilities	30,349

Total adjustments	(245,190)
Gross adjustment to goodwill	222,332
Less: Goodwill acquired	(32,178)

Net adjustment to goodwill	$190,154

Goodwill, representing the total excess of the total purchase price over the fair value of the net assets acquired, was approximately $222.3 million. These amounts are preliminary, subject to change, and could vary materially. Any change to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(k)	Represents the adjustment in the unaudited pro forma condensed combined balance sheet to record additional debt acquired by WhiteWave to fund the acquisition of Earthbound Farm as of December 31, 2013 of approximately $617.3 million as follows:

(in thousands)
Term Loan A-3	$500,000
Revolving Credit Facility	117,326

Total debt	617,326

Less: Current portion of Term Loan A-3	(5,000)

Long-term debt	$612,326

As discussed above, in conjunction with the acquisition, Earthbound Farm paid off the majority of its historical debt on January 2, 2014. Represents the adjustment to reflect the Earthbound Farm historical debt not assumed in the acquisition to the unaudited pro forma condensed combined balance sheet as of December 31, 2013 of approximately $317.1 million, as follows:

(in thousands)
Senior secured facility - Tranche A term loan	$218,818
Revolver - Royal Bank of Canada	7,000
Revolver - East West Bank	1,786
Mezzanine term facility	85,000
Note payable to American Farms’ selling owners	1,966
Capital lease obligations	2,487

Total debt	317,057

Less: Current portion	(6,352)

Long-term debt	$310,705

In connection with the payoff of this debt, approximately $1.0 million of accrued interest related to historical Earthbound Farm debt was paid off and is reflected as an adjustment to accounts payable and accrued expenses on the unaudited pro forma condensed combined balance sheet as of December 31, 2013.

(l)	Represents the adjustment in the unaudited pro forma condensed combined balance sheet as of December 31, 2013 to record a deferred tax liability of approximately $31.9 million related to the outside basis of WhiteWave’s ownership in Earthbound Farm after the acquisition. The adjustment was computed based on the federal statutory tax rate of 35%.

(m)	Represents the adjustments in the unaudited pro forma condensed combined balance sheet to stockholders’ equity as of December 31, 2013:

(in thousands)
Elimination of historical members’ equity	$(24,377)
Transaction expenses	(16,109)
Change in accounting policies	(5,786)
Removal of noncontrolling interest	453

Total	$(45,819)

(n)	Represents the adjustments in the unaudited pro forma condensed combined balance sheet and statement of operations to eliminate the 2013 noncontrolling interest in Earthbound Farm, as WhiteWave acquired 100% of the interests in Earthbound Farm.